EXHIBIT 2

Officer

Nonqualified Stock Option Agreement
The Toro Company 2000 Stock Option Plan

This agreement is entered into as of December 2, 2004, by and between The Toro Company, a Delaware corporation, (the “Company” or “Toro”), and (the “Employee” or “you”), to set forth the terms and conditions of the grant to you under The Toro Company 2000 Stock Option Plan (the “Plan”) of a nonqualified option to purchase shares of Common Stock, at an exercise price of per share, the fair market value of the Common Stock on December 2, 2004, the date of grant.

1. Term: The term of the option shall be ten years, commencing December 2, 2004. This option cannot be exercised after December 2, 2014.

2. Vesting: This option is subject to forfeiture until it vests. Subject to the terms and conditions of Section 3, the option shall vest and become exercisable in three approximately equal installments on each of the first, second and third anniversaries after the date of grant.

3. Exercise: Subject to the vesting requirements of Section 2 and except as otherwise provided in this section, only you may exercise the option and you may exercise the option in whole or in part only while you are an employee of the Company or a parent or subsidiary of the Company and only if you have been continuously employed since the date of grant, except as follows:

(a) If you become disabled, your option will vest immediately upon termination of employment and you or your guardian or legal representative may exercise the option not later than the earlier of the date the option expires or one year after the date your employment ceases by reason of such disability, but only if the option has not expired on the date you terminate employment because of your disability.

(b) If you die, your option will vest immediately, and your legal representatives, heirs or legatees may exercise the option not later than the earlier of the date it expires or one year after the date of your death, but only if the option has not expired at the time of your death; and

(c) Except as may be provided otherwise in Section 3(d) if you cease to be an employee for any reason other than death or disability, you may exercise the vested portion, if any, of the option for up to three months after the date of termination of employment but not later than the date the option expires and any unvested portion of the option will be canceled on the date of such termination of employment.

(d) If you cease to be an employee by reason of retirement as defined in this Section 3(d), the vested portion of this option will remain outstanding and exercisable for up to four years after the date of your retirement, but not later than the date the option expires. For purposes of this Section 3(d) and Section 3(c), “retirement” shall mean either: (i) termination of employment with Toro at an age and with a number of years of service to the Company which, when added together, equal at least 65 or (ii) termination of employment with Toro at or after age 55, whichever is applicable, and more beneficial to you; provided, however, that if you rely on 3 (d) (ii), and at any time before your option expires, you are employed or retained to render services, or assume responsibilities, similar to those of the Toro position from which you retire, your option shall be canceled and shall automatically expire and be forfeited.

(e)	Your absence on leave or any other interruption in your performance of services, if approved by the Company’s Compensation & Human Resources Committee, will not be deemed a cessation or interruption of employment for purposes of the Plan.

4. No Transfer: You may not transfer the option other than by will or the laws of descent and distribution.

5. Non-Compete: Notwithstanding any other provision of this agreement, if within one year after your termination of employment with or performance of services for the Company, including by reason of retirement you (a) are employed or retained or render services to any organization that directly or indirectly competes with or becomes competitive with the Company, or if the rendering of such services is prejudicial to or in conflict with the interests of Toro, or (b) you violate any confidentiality agreement, or agreement governing the ownership or assignment of intellectual property rights with the Company or (c) you engage in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company, the Company may cancel and rescind all options you may then hold, including this option, and shall have the right to the return of the economic value of any option you realized or obtained (measured at the date of exercise) at any time during the period beginning on the date twelve months prior to the date of termination to the date of the last exercise, provided that this provision shall not be applicable in the event of a Change of Control.

6. Change of Control: The option will vest if there is a Change of Control of the Company, as defined in the Plan, as in effect at the date of such event, and will remain exercisable for three years following the Change of Control, but not later than the date the option expires.

7. Methods of Exercise: In order to exercise the option, you must deliver to the Secretary or Assistant Secretary of Toro a written notice of exercise specifying the number of whole shares with respect to which an option is being exercised, accompanied by payment in full of the exercise price for the shares to be purchased. Payment may be made in (a) cash, (b) by tendering (either actually or by attestation) shares of Common Stock already owned for at least six months, valued at the 4 p.m. Eastern Time closing price on the date of exercise (or if a holiday, the most recent such closing price), (c) in a combination of cash and Common Stock, or (d) by tendering a notice of exercise of options and irrevocable instructions to a brokerage firm and the Company for execution of a cashless exercise in accordance with the terms of the Plan and regulations of the Federal Reserve Board. Other methods of exercise may be permitted in the sole discretion of the Compensation Committee if permitted under the Plan, under the Code, and regulations thereunder, and under the Securities Exchange Act of 1934.

8. Issuance of Stock: No shares of Common Stock shall be issued until full payment has been made.

9.	Adjustments for Corporate Transactions: The exercise price per share of Common Stock or the number of shares of Common Stock or other new or different securities that may be acquired upon exercise of each option will be adjusted in the event of a corporate transaction in accordance with the Plan in order to protect the value of these options

10. General Restriction: If at any time the Board of Directors shall determine in its discretion that the listing, registration or qualification of the Common Stock subject to the option on any securities exchange or under any state or federal law, or the consent or, approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of Common Stock hereunder, the option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

11. Tax Withholding: Toro has the right to deduct from any settlement made upon exercise of the option or the sale of shares of Common Stock acquired upon exercise of the option, any federal, state or local taxes of any kind required by law to be withheld with respect to income recognized or to require you to pay the amount of any such taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock will be valued at its fair market value as of the date it is withheld or surrendered. Toro may also deduct from any such settlement any amounts you may owe the Company.

12. Governing Law: This Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

13. Conflict: To the extent the terms of this agreement are inconsistent with the provisions of the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this agreement.

IN WITNESS WHEREOF, this option agreement has been executed and delivered by The Toro Company.

Dated: .	By:
Its Chairman and CEO

I hereby agree to the terms and conditions governing the option grant made to me by Toro as set forth in this agreement.